Exhibit 3.1

Articles of Association

of

Foster Wheeler AG

domiciled in Zug

I.                                           Company Name, Domicile, Purpose and Duration of the Company

Art. 1

Name and Domicile

Under the company name of

Foster Wheeler AG

(Foster Wheeler Ltd.)

(Foster Wheeler SA)

a corporation exists according to the provisions of the Swiss Code of Obligations (the “CO”) having its seat in Zug.

Art. 2

Purpose

1The purpose of the Company is to acquire, hold, manage, exploit and sell, whether directly or indirectly, participations in businesses in Switzerland and abroad, including but not limited to businesses which are involved in engineering and construction services, the design, manufacture and ownership of power equipment and the ownership and operation of power production and power generation facilities as well as to provide financing for these purposes.

2The Company is empowered to open and maintain domestic and foreign branch offices and subsidiaries, to participate in other domestic or foreign enterprises, to take over agencies, to engage in business and to enter into agreements, and to take all other measures or engage in any other activities which are appropriate to promote the purpose of the Company or are directly or indirectly within the scope of its activities. It may also undertake financing for its own account or for the account of third parties, as well as enter into promise agreements and provide guarantees in favour of associated companies and third parties. The Company may acquire, hold, manage, mortgage and sell real estate as well as acquire, exploit, encumbrance and sell patents, licenses and other intangible assets.

Art. 3

Duration

The duration of the Company is unlimited.

II.            Share Capital

Art. 4

Shares

1The Company’s share capital is CHF 379,247,742. It is divided into 126,415,914 registered shares of CHF 3.— par value each.

2The share capital is fully paid up.

Art. 5

Conditional Share Capital

1The share capital of the Company shall be increased by an amount not exceeding CHF 189,623,871 through the issue of a maximum of 63,207,957 registered shares, payable in full, each with a par value of CHF 3.—

(a)                  in connection with the exercise of option rights granted to Directors of the Company and employees, contractors, consultants or other persons providing services to the Company, its Subsidiaries or  affiliates;

(b)                 through the exercise of conversion, option, exchange, warrant or similar rights granted to third parties or shareholders in connection with bonds (including convertible bonds and bonds with options), options, warrants, notes or other securities newly or already issued (including rights granted to the holders of outstanding class A warrants issued by Foster Wheeler Ltd., Hamilton, Bermuda) by the Company, by one of its Subsidiaries or any of their respective predecessors.

2The Board of Directors shall determine the issue conditions for the securities including the conditions for the conversion, option, exchange, warrant or similar rights.

3Shareholders’ pre-emptive rights are excluded with respect to new shares issued in accordance with this article. Holders of the conversion, option, exchange, warrant or similar rights according to article 5 para 1 lit. b and the persons listed in article 5 para 1 lit. a above, respectively, are entitled to the new shares.

4Shareholders’ advance subscription rights with regard to the issuance of the Company or one of its group companies of any new bonds, option, warrants, notes or other securities granting conversion, option, exchange, warrant or similar rights may be restricted or excluded by decision of the Board of Directors if the issuance (i) is for purposes of financing or refinancing the acquisition of companies, parts of companies or holdings, or new investments, or (ii) occurs on the national or international capital markets or through a private placement.

If advance subscription rights are restricted or excluded, then

(1)                  the bonds, option, warrants, notes or other securities granting conversion, option, exchange, warrant or similar rights are to be placed at market conditions;

(2)                  the conversion, exchange or exercise period is not to exceed twenty years from the date of the issuance of the securities granting the respective conversion, option, exchange, warrant or similar rights; and

(3)                  the conversion, exchange or exercise price for the subscription of new shares is to be set at least in line with the market conditions prevailing at the date on which the securities granting these rights are issued.

5Any new shares issued in accordance with article 5 para 1 lit. a may be issued at a price below the then-current market price. The Board of Directors shall specify the precise conditions of issue including the issue price of the shares.

6The acquisition of registered shares through the exercise of conversion rights or warrants and any further transfers of registered shares shall be subject to the restrictions specified in article 8 of the Articles of Association.

Art. 6

Authorized Capital

1The Board of Directors is authorized to increase the share capital from time to time and at any time until 8 February 2011 by an amount not exceeding CHF 189,623,871 through the issuance of up to 63,207,957 fully paid up registered shares with a nominal value of CHF 3.— each.

2Increases through firm underwriting or in partial amounts are permitted. The issue price, the period of entitlement to dividends and the type of consideration or the contribution or underwriting in kind shall be determined by the Board of Directors.

3The Board of Directors may allow the pre-emptive rights that have not been exercised to expire, or it may place the preemptive rights which have not been exercised or shares the preemptive rights of which have not been exercised at market conditions or use them otherwise in the interest of the Company.

4The Board of Directors is authorized to withdraw or limit the pre-emptive rights of the shareholders and to allocate them to third parties in the event of the use of these shares for the purpose of

(a)                  issuing the new shares, if the issue price of the new shares is determined by reference to the market price;

(b)                 takeover of enterprises through the exchange of shares;

(c)                  financing of the takeover of enterprises or parts thereof, or of participations, or of new investment projects of the Company, or the refinancing of any of the foregoing;

(d)                 a national or international private or public placement of shares to finance transactions mentioned in lit. c above;

(e)                  broadening the shareholder constituency in certain financial or investor markets, for purposes of the participation of strategic partners, or in connection with the listing of new shares on domestic or foreign stock exchanges;

(f)                    national and international offerings of shares for the purpose of increasing the free float or to meet applicable listing requirements;

(g)                 an over- allotment option (“greenshoe”) being granted to one or more financial institutions in connection with an offering of shares;

(h)                 participation of Directors of the Company and employees, contractors, consultants or other persons providing services to the Company, a group company or an affiliate;

(i)                     raising capital in a fast and flexible manner, which would hardly be achieved without the exclusion of the pre-emptive rights of the existing shareholders.

5The acquisition of registered shares out of authorized share capital for general purposes and any further transfers of registered shares shall be subject to the restrictions specified in Art. 8 of the Articles of Association.

Art. 7

Share Certificates

1A shareholder may at any time request from the Company an attestation of the number of registered shares held by it. The shareholder is not entitled, however, to request that certificates representing the registered shares be printed and delivered.

2The Company may at any time issue and deliver certificates for the shares, and may, with the consent of the shareholder, cancel issued certificates that are delivered to it without replacement.

3Shares not represented by certificates may be transferred only by written assignment, which assignment must encompass all appurtenant rights connected with the transferred shares. For the assignment to be valid against the Company, notification to the Company shall be required. If shares not represented by certificates are administered on behalf of a shareholder by a transfer agent, trust company, bank or similar entity handling the book entries of such shares (the “Transfer Agent”), such shares and the appurtenant rights associated therewith may be transferred only with the cooperation of the Transfer Agent.

4If shares not represented by certificates are pledged in favor of any person other than the Transfer Agent, notification to such Transfer Agent shall be required for the pledge to be effective. A notice to the Company is not necessary.

5If the Company decides to issue and deliver share certificates, the share certificates shall bear the signatures of two duly authorized signatories of the Company, at least one of which shall be a Director. These signatures may be facsimile signatures.

6The Company may in any event issue share certificates representing more than one share.

7In case the Company is listed on any foreign stock exchange the Company is permitted to comply with the relevant rules and regulations that are applied in that foreign jurisdiction with regard to the subject of this article.

Art. 8

Shareholders Register

1The Company shall maintain, itself or through a third party, a share register.  The share register shall list the surname, first name, address and citizenship (in the case of legal entities, the company name and company seat) of the owners and usufructuaries of the shares, including, if applicable, the Nominees, the number and description of the shares held, the date on which each person was entered in the register and the date on which any person ceased to be a shareholder.

2Any person recorded in the share register shall notify the share registrar of any change in address. Until such notification shall have occurred, all written communication from the Company to persons of record shall be deemed to have validly been made if sent to the address recorded in the share register. The Company shall be entitled to treat the registered shareholder of any share as the  owner thereof and accordingly shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person. Dividends and other distributions of the Company will be provided exclusively to the Persons registered in the share register.

3Acquirers of shares shall be recorded upon request in the share register as shareholders with voting rights, provided that the Board of Directors approves the entry. Registration may be refused on the grounds listed in this article 8.

4The entry of shares as shares with voting rights may be refused by the Board of Directors, if a shareholder who acquired shares does not expressly declare upon request that such shareholder has acquired the shares in its own name and for its own account, provided that, subject to article 8 section 5, the Board of Directors may register Nominees in the share register as shareholders entitled to vote if they undertake in particular the obligation to disclose to the Company at its written request at any time the names, addresses and the share holdings of each person for whom such Nominee is holding shares. If a Clearing Nominee grants proxies to Participants, the Participants must disclose to the Company at its written request the names, addresses and share holdings of each of the Persons who have deposited shares of the Company with such Participant. The Board of Directors may, in its discretion, refuse to give effect to any such proxy if a Participant fails to make the required disclosure. The Board of Directors is authorized to exempt Clearing Nominees from all or some of the requirements set out in this subsection 4.

5No Person shall be registered with voting rights for 10 % or more of the share capital as recorded in the commercial register. This limitation on registration also applies with respect to shares held by Nominees on behalf of a Person which Beneficially Owns 10 % or more of the shares of the Company, whether or not any such individual Nominee’s holdings exceed the limit set forth in the preceding sentence. The Board is authorized to grant exceptions to the limitation on registration set forth in this section, including to register in particular Clearing Nominees with 10 % or more of the shares of the Company. The shares exceeding the limit set forth in this section 5 shall be entered in the share register as shares without voting rights.  In furtherance of the provisions of this section, the Board of Directors is authorized at any time to request from any Person which discloses publicly, including in any filing with the SEC, or to the Company that it Beneficially Owns 10 % or more of the shares of the Company, that such Person provide information with respect to all of its shares that it Beneficially Owns which are being held by Nominees or other Persons on its behalf.

6Legal entities that are linked to one another through capital, voting rights, management or in any other manner, as well as all natural persons or legal entities achieving an understanding or forming a syndicate or otherwise acting in concert to circumvent the regulations concerning the limitation on registration, shall be counted as one Person within the meaning of this article 8.

7If the Board of Directors refuses to register a shareholder as a shareholder with voting rights, it shall notify the shareholder of such refusal within 20 days upon receipt of the application. Non-recognized shareholders shall be entered in the share register as shareholders without voting rights.

8After hearing the shareholder or Nominee, the Board of Directors may cancel, with retroactive effect as of the date of the registration, the registration of shareholders if the registration was effected based on false information. The respective shareholder or Nominee shall be informed immediately of the cancellation of the registration.

9The Board of Directors shall specify the details and issue regulations concerning the registration of shareholders, Nominees and Clearing Nominees to ensure the application of and compliance with this article 8. In justified cases, including (but not limited to) in connection with the take-over of enterprises or parts of enterprises, the Board of Directors or a committee designated by the Board of Directors may allow exemptions from the limitation for registration in the share register or the procedures applicable in connection therewith.

10The limitation for registration provided for in this article 8 shall also apply to shares acquired or subscribed by the exercise of pre-emptive, advance subscription, option, exchange or conversion rights.

11In case the Company is listed on any foreign stock exchange the Company is permitted to comply with the relevant rules and regulations that are applied in that foreign jurisdiction with regard to the subject of this article.

12With regard to shareholders’ rights of shares which are held by a Clearing Nominee the following applies: The Clearing Nominee may exercise voting rights in a heterogeneous manner and the rights to obtain and review information as well as the right to sue may be exercised with regard to specific portions of the shares held by a Clearing Nominee. Proxies granted to exercise any shareholders’ rights (including rights to sue) may be granted for specific portions of the shares held by a Clearing Nominee only. Shareholders’ rights shall not be affected in any way by a transfer of shares from the Clearing Nominee to the Beneficial Owner or, upon instruction of the Beneficial Owner, to a third party and the new holder of such transferred shares shall be able to exercise these shareholders’ rights.

13With regard to suits and claims of shareholders, the position of the Beneficial Owner shall be taken into account, in particular with regard to the appraisal of damages and legitimate interests of parties involved in proceedings.

Art 9

Exercise of Rights

1Voting rights and appurtenant rights associated therewith may be exercised in relation to the Company by a shareholder, usufructuary of shares or Nominee only to the extent that such person is recorded in the share register as a shareholder entitled to vote. Article 16 remains reserved.

2The Company recognizes only one representative per share.

III.	Organization of the Company

A.

Shareholders’ Meeting

Art. 10

Authority

1The General Meeting of Shareholders is the supreme corporate body of the Company. It has the following inalienable rights:

(a)                    The adoption and amendment of the Articles of Association;

(b)                   Election of the Directors and the external audit firm;

(c)                    Approval of the annual report and the consolidated annual report of the Company;

(d)                   Approval of the annual financial statement as well as the resolution to use the balance sheet profit, in particular, the declaration of dividends and profit sharing by directors; and

(e)                 To grant discharge to the Directors.

2The General Meeting of Shareholders can have a consultative vote on specific issues proposed by the Board of Directors in any other matter as it deems necessary to the Board of Directors.

Art. 11

Ordinary and Extraordinary General Meeting of Shareholders

1An Ordinary General Meeting of Shareholders is to be held yearly within six months following the close of the business year. It is called by the Board of Directors or by the auditors. The Board of Directors determines the time and location either within or outside Switzerland of the General Meeting of Shareholders.

2Extraordinary General Meetings of Shareholders shall be called as often as necessary by the Board of Directors or, if necessary, by the auditors as well as in all other cases required by law.

3Stating the purpose of the meeting and the agenda to be submitted, one or more shareholders representing at least ten per cent of the share capital may request the Board of Directors, in writing to call an Extraordinary General Meeting of Shareholders. The request shall contain an agenda, the respective proposals as well as any other information required under the applicable laws and stock exchange rules.

Art. 12

Language

General Meetings of Shareholders will, unless the Board decides otherwise be conducted in English.

Art. 13

Notice

1Notice of a General Meeting of Shareholders is given by means of a single publication in the Swiss Official Journal of Commerce (“SHAB”).

2Between the day of the publication and the day of the meeting there must be a time period of no more than sixty days nor less than twenty days. The notice of the General Meeting of shareholders must indicate the day, time and place of the meeting, the specific agenda items, the motions of the Board of Directors and the motions of the shareholders who have requested the General Meeting of Shareholders or that an item to be included on the agenda in accordance with the regulation of Article 14.

3The annual report and the auditors’ report shall be made available for inspection by the shareholders at the registered office of the Company at least twenty days prior to the date of the Ordinary General Meeting of Shareholders. Each Shareholder is entitled to request prompt delivery of a copy of the annual report and the auditor’s report free of charge. Shareholders registered in the share register shall be notified of the availability of these documents in writing.

4The Board of Directors may fix a record date not more than sixty days prior to the holding of any General Meeting of Shareholders.

Art. 14

Agenda

1At any General Meeting of Shareholders, only such business shall be conducted as shall have been brought before the meeting

a)                        by or at the direction of the Board of Directors or

b)                       by any shareholder of the Company who complies with the procedures set forth in this Article 14.

2To be timely for consideration at the Ordinary General Meeting of Shareholders, a shareholder’s notice must be received by the Secretary at the Company’s principal executive offices not less than 45 calendar days in advance of the anniversary of the date of the Company’s proxy statement (as filed with the SEC) released to shareholders in connection with the previous year’s Ordinary General Meeting of Shareholders. To be in proper written form, a shareholder’s notice to the Secretary shall set forth in writing as to each matter the shareholder proposes to bring before the General Meeting of Shareholders, containing:

a)                        a brief description of the business desired to be brought before the ordinary General Meeting of Shareholders and the reasons for conducting such business at the ordinary General Meeting of Shareholders;

b)                       the name and address, as they appear in the share register, of the shareholder proposing such business; and

c)                        all other information required under the applicable laws and stock exchange rules.

3No resolution shall be passed at a General Meeting of Shareholders on matters which do not appear on the agenda except those permitted by law.

Art. 15

Chairperson, Minutes

1Unless otherwise determined by the Board of Directors the General Meeting of Shareholders shall be chaired by the Chairperson of the Board of Directors, or, in his absence, by the Deputy Chairperson, if one is elected.

2The Chairperson shall designate a Secretary for the Minutes and may designate the Scrutineers who do not need to be shareholders.

3The Board of Directors is responsible for the keeping of the Minutes, which are to be signed by the Chairperson and by the Secretary.

4The acting chair of the General Meeting of Shareholders shall have all powers and authority necessary and appropriate to ensure the orderly conduct of the General Meeting of Shareholders.

Art. 16

Right to Participation, Voting Rights

1Except as otherwise provided in these Articles of Association, each shareholder recorded in the share register with voting rights is entitled to participate at the General Meeting of Shareholders and in any vote taken.

2Subject to the other provisions of this article 16, each share recorded in the share register as a share with voting rights confers one vote on its holder. Art. 693 para. 3 CO remains reserved. By means of proxy, each shareholder may have each of his shares represented in a General Meeting of Shareholders by one or more third persons who do not need to be  shareholders.

3Subject to article 16 para 4 and 5 below, if and so long as the Controlled Shares of any Person constitute 10 % or more of the registered share capital recorded in the commercial register, such Person shall be entitled to cast votes at any General Meeting of Shareholders in the aggregate equal to one vote less than 10 % of all the number of votes conferred by all the registered share capital recorded in the Commercial Register.

4The Board of Directors may by means of regulations or agreements depart from the limit contained in article 16 section 3, including without limitation to permit the exercise of voting rights in respect of shares held by Nominees or to permit voting rights in special cases, including (but not limited to) in connection with the take-over of enterprises or parts of enterprises. Unless the Board of Directors, by means of regulations, determines otherwise, the voting limit contained in article 16 section 3 shall not apply to Clearing Nominees.

5The limit contained in article 16 section 3 shall not apply to the exercise of voting rights pursuant to the statutory rules on institutional shareholder representatives.

Art. 17

Resolutions and Elections

1The General Meeting of Shareholders shall take resolutions and carry out its elections with a majority of the share votes cast (broker non-votes, abstentions and blank and invalid ballots shall be disregarded), to the extent that neither the law nor the Articles of Association provide otherwise.

2The Chairperson of the General Meeting of Shareholders shall determine further details regarding the voting and election procedure.

3Resolutions and elections shall be decided by a show of hands, unless a written ballot is resolved by the General Meeting of Shareholders or is ordered by the acting chairperson of the General Meeting of Shareholders. The acting chairperson may also hold resolutions and elections by use of an electronic voting system. Electronic resolutions and elections shall be considered equal to resolutions and elections taken by way of a written ballot.

4The chairperson of the General Meeting of Shareholders may at any time order that an election or resolution decided by a show of hands be repeated by way of a written or electronic ballot if he considers the vote to be in doubt. The resolution or election previously held by a show of hands shall then be deemed to have not taken place.

Art. 18

Supermajority  Voting

1A resolution of the General Meeting of Shareholders passed by at least two thirds of the share votes cast and the absolute majority of the par value of the share votes cast is required for:

(a)           change of the Company’s purpose;

(b)          the creation of shares with privileges regarding voting rights;

(c)           the restriction of the transferability of registered shares;

(d)          an increase of capital, authorized or subject to a condition;

(e)           an increase of capital out of equity, against contributions in kind, or for the purpose of acquisition of assets and the granting of special benefits;

(f)             the limitation or withdrawal of pre-emptive rights;

(g)          the change of the domicile of the Company;

(h)          the dissolution of the Company;

(i)              the cases listed in Art. 18 and 64 of the Swiss Merger Law (“Fusionsgesetz”); and

(j)              any alteration or amendment of the articles 8, 9 and 16 of these Articles of Association.

2A resolution of the General Meeting of Shareholders passed by at least two thirds of the share votes cast is required for the removal of a Director.

3Any alteration of this article or any section thereof requires a quorum equal to the quorum stated in the respective provision.

Art. 19

Presence Quorum

1At any General Meeting of the Shareholders, except as otherwise expressly required by law or by these Articles, one or more persons present in person and representing, at the time when the General Meeting of Shareholders proceeds to business, in person or by proxy in excess of 50% of the total shares registered in the share register as entitled to vote shall form a quorum for the transaction of any business.

2The shareholders present at a General Meeting of Shareholders may continue to transact business, despite the withdrawal of shareholders from such General Meeting of Shareholders following announcement of the presence quorum at the meeting.

Art. 20

Proxy / Representation

The Board of Directors shall issue the procedural rules for participation and representation of shareholders at the General Meeting of Shareholders.

B.                                             Board of Directors

Art. 21

Election, Term of Office, Constitution

1The Board of Directors shall consist of a minimum of three and a maximum of 20 members.

2The term of office shall not exceed three years. For purposes of this Article 21, a year shall mean the period between two consecutive Ordinary General Meetings of Shareholders.

3The Board of Directors shall determine the first term of office of each Director in such a way that each year, as nearly as possible, an equal number of Directors shall be newly elected or re-elected and in such manner that all Directors will have been subject to re-election after a period of three years. At each Ordinary General Meeting of Shareholders following the initial election and classification of the Board of Directors in 2009, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire three years after their election. Newly-appointed Directors shall complete the term of office of their predecessors.

4The Board of Directors shall constitute itself. It appoints its Chairperson as well as a Secretary who does not need to be a shareholder or a Director.

Art. 22

Delegation

The Board of Directors is entrusted with the ultimate direction of the Company as well as the supervision of the management. It represents the Company towards third parties and attends to all matters which are not delegated to or reserved for another corporate body of the Company by law, the Articles of Association or organizational regulations.

Art. 23

Duties

1The Board of Directors has the following non-transferable  and irrevocable duties:

(a)                to ultimately direct the Company and issue the necessary directives;

(b)               to determine the organization;

(c)                to organize the accounting, the Internal Control System (ICS), the financial control, and the financial planning as well as to perform a risk assessment;

(d)               to appoint and recall the persons entrusted with the management and representation of the Company and to grant and revoke signatory power;

(e)                to ultimately supervise the persons entrusted with the management, in particular with respect to compliance with the law and with the Articles of Association, regulations and directives;

(f)                  to prepare the business report, as well as the General Meeting of Shareholders and to implement the latter’s resolutions;

(g)               to inform the judge in the event of over-indebtedness;

(h)               to pass resolutions regarding the subsequent payment of capital with respect to non-fully paid-in shares;

(i)                   to pass resolutions confirming increases in share capital and regarding the amendments to the Articles of Association entailed thereby;

(j)                   to examine compliance with the legal requirements regarding the appointment, election and the professional qualifications of the auditors; and

(k)                to execute the agreements pursuant to Art. 12, 36 and 70 of the Swiss Merger Law.

2In addition, the Board of Directors may pass resolutions with respect to all matters that are not reserved to the General Meeting of Shareholders by law or under these Articles of Association.

3The Board of Directors may entrust the preparation and the execution of its decisions or the supervision of certain tasks to committees or to particular Directors. It is empowered to transfer the management of the Company in whole or in part to one or several of its Directors or to third parties. For this purpose, the Board of Directors enacts organizational regulations.

Art. 24

Organization

1The Chairperson of the Board of Directors calls the meetings and presides over the debates. Each Director is entitled to request the calling of a meeting by giving written notice to the Chairperson. The organization of the meetings, the presence quorum and the passing of resolutions of the Board of Directors shall be in compliance with the organizational regulation.

2The Chairperson shall have  a vote in his or her capacity as a Director, but shall have no casting vote.

3Minutes shall be kept of the deliberations and resolutions of the Board of Directors. The Minutes shall be signed by the Chairperson and the Secretary of the Board of Directors.

Art. 25

Signatory Rights

The due and valid representation of the Company by Directors and other persons shall be set forth in organizational regulations and shall be duly registered with the competent commercial register.

Art. 26

Indemnification and Insurance Coverage

1The Company shall indemnify and hold harmless, to the fullest extent permitted by law, the existing and former Directors and officers of the Company, and their heirs, executors and administrators out of the assets of the Company from and against all damages, losses, liabilities and expenses in connection with threatened, pending or completed actions, proceedings or investigations, whether civil, criminal, administrative or other (including, but not limited to, liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of (i) any act done or alleged to be done, concurred or alleged to be concurred in or omitted or alleged to be omitted in or about the execution of their duty, or alleged duty, or (ii) serving as Director or officer of the Company, or (iii) serving at the request of the Company as director, officer, or employee or agent of another corporation, partnership, trust or other enterprise. This indemnity shall not extend to any matter in which any of said persons is found, in a final judgment or decree of a court, arbitral tribunal or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of said person’s duties as Director or officer.

2Without limiting the foregoing, the Company shall advance to existing and former Directors and officers court costs and attorney fees in connection with civil, criminal, administrative or investigative proceedings as described in the preceding paragraph. The Company may reject and/or recover such advanced costs if a court or governmental or administrative authority of competent jurisdiction not subject to appeal holds that the Director or officer in question has committed an intentional or grossly negligent breach of his statutory duties as a Director or officer.

3The Company may procure directors’ and officers’ liability insurance for the Directors and officers of the Company. The insurance premiums shall be charged to and paid by the Company or its subsidiaries.

C.                                             Auditors

Art. 27

Duty of Audit, Election and Appointment of Auditors

1The General Meeting of Shareholders shall elect the auditors according to the terms of this article. The auditors are to be registered in the commercial register.

2The auditors shall perform a regular audit of the Company’s annual financial statements.

3The Board of Directors shall monitor compliance with these requirements and nominate for election by the General Meeting of Shareholders such auditors  which meet the respective requirements, in particular, regarding qualification and independence pursuant to the provisions of the CO (Art. 727 et seq.) and the applicable law on supervision of auditors.

4The auditors’ term of office shall be one year. It shall end with the approval of the last annual financial accounts. Reelection and revocation are possible at any time.

5The General Meeting of Shareholders may appoint special auditors for a term of three years, to provide attestations such as attestations required for capital increases.

Art. 28

Duties and Rights

1The auditors rights and obligations are those foreseen in Art. 728 et seq. CO.

2The auditors must attend the General Meeting of Shareholders which approves the annual financial accounts as well as, if applicable, the consolidated financial statements and which resolves upon the distribution of the profits.

IV.                                         Accounting Principles, Business Year, Dividends, Information, Liquidation

Art. 29

Business Year and Accounting Principles

1The business year is to be determined by the Board of Directors.

2The annual accounts, consisting of the profit and loss statement, the balance sheet and the annex, shall be drawn up in accordance with the provisions of the Swiss Code of Obligations, in particular Art. 662a et seq. and 958 et seq. CO, and in accordance with generally accepted commercial principles and customary rules in that business area.

Art. 30

Distribution of Profits

1Subject to the legal provisions regarding the distribution of profits, in particular Art. 671 et seq. CO, the profits as shown on the balance sheet may be allocated by the General Meeting of Shareholders at its discretion.

2The dividend may only be determined after the transfers foreseen by law to the compulsory reserve funds have been deducted. All dividends unclaimed (and which have been unclaimed in the past) within a period of five years after their due date shall be forfeited to the Company.

Art. 31

Dissolution and Liquidation

1The General Meeting of Shareholders may at any time resolve the dissolution and liquidation of the Company in accordance with the provisions of the law and of the Articles of Association.

2The liquidation shall be carried out by the Board of Directors to the extent that the General Meeting of Shareholders has not entrusted the same to other persons.

3The liquidation of the Company shall take place in accordance with Art. 742 et seq. CO. The liquidators are authorized to dispose of the assets (including real estate) by way of private contract.

4After all debts have been satisfied, the net proceeds shall be distributed among the shareholders in proportion to the amounts paid-in.

Art. 32

Information

1The publication instrument of the Company is the SHAB.

2Shareholder invitations and communications of the Company shall be published in the SHAB.

3Written communications by the Company to its shareholders shall be sent by ordinary mail to the last address of the shareholders or authorized recipient recorded in the share register. Financial institutions holding shares for Beneficial Owners and recorded in such capacity in the share register shall be deemed to be authorized recipients.

Art. 33

Definitions

•            “Beneficially Own” with respect to any Person shall mean shares of the Company of which such Person is, directly or indirectly, the Beneficial Owner;

•            “Beneficial Owner” with respect to shares of the Company shall mean any Person who “beneficially owns” such shares within the meaning of Section 13(d) of the Exchange Act and the rules and regulations thereunder;

•            “Clearing Nominee” means nominees of clearing organizations for the shares of the Company (such as Cede & Co., the Nominee of the Depository Trust Company, a United States securities depositary and clearing agency) and the Depository Trust Company;

•            “CO” means the Swiss Code of Obligation (Systematic collection of Swiss law, Nr. 220);

•            “Company” means Foster Wheeler AG, duly registered with the commercial register of the canton of Zug;

•            “Controlled Shares” of any Person means all shares of the Company registered in the share register with voting rights owned by such Person, whether: (i) directly; (ii) with respect to Persons who are U.S. Persons, by application of the attribution and constructive ownership rules of Sections 958(a) and 958(b) of the United States Internal Revenue Code of 1986, as amended; or, (iii) directly or indirectly as Beneficial Owner;

•            “Director” means a member of the board of directors of the Company;

•            “Exchange Act” means the Act of United States Congress known as the Securities Exchange Act of 1934, as the same has been or hereafter may be amended from time to time;

•            “Nominee” means a Person holding the shares in its own name directly or indirectly on behalf of the Beneficial Owner;

•            “Participant” means any participant of a clearing organization for which a Clearing Nominee is acting;

•            “Person” means any individual, general or limited partnership, corporation, association, trust, estate, company (including a limited liability company) or any other entity or organization including a government, a political subdivision or agency or instrumentality thereof;

•            “SEC” means the Securities and Exchange Commission of the United States of America as established under the Exchange Act;

•            “SHAB” means the Swiss Official Journal of Commerce.

•            “Subsidiary” means any other corporation of which a majority of the voting shares are owned, directly or indirectly, by the Company;

•            “Transfer Agent” means a trust, company, bank or similar entity handling the book entries of non-certificated shares;

•            “U.S. Person” means (i) an individual who is a citizen or resident of the United States, (ii) a corporation or partnership  (or other entity treated as a corporation or partnership for United States federal income tax purposes) organized under the laws of the United States or any state thereof including the District of Columbia, (iii) an estate that is subject to United States federal income tax on its income regardless of its source, and (iv) a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust.

Art. 34

Contribution in Kind

In connection with the capital increase dated 9 February 2009, the Company acquires from Foster Wheeler Ltd., Hamilton, Bermuda, acting as a nominee for its shareholders (i.e. in its own name but for the account for its shareholders), 1,000 fully paid up shares, with a nominal value of USD 0.01 each, in Foster Wheeler Ltd. which are valued at CHF 4,359,298.80 each pursuant to the contribution in kind agreement dated 9 February 2009. In return, the Company will issue 126,382,580 registered shares in the Company with a par value of CHF 3.— each and allocate them to Foster Wheeler Ltd., Hamilton, Bermuda, acting as a nominee for the shareholders of Foster Wheeler Ltd., Hamilton, Bermuda.

Art. 35

Translation

A German and an English version exist of these Articles of Association. The German version shall prevail.

Zug, 9 February 2009